EXHIBIT 2

                    AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (hereinafter the "Merger Agreement") is made and entered into as of the date last below written, by and among NASB FINANCIAL, INC., a Missouri general business corporation (hereinafter "Holding Company"), NORTH AMERICAN SAVINGS BANK, F.S.B., a federally chartered stock savings bank (hereinafter "NASB") and NASB INTERIM SAVINGS BANK, F.S.B., a federally chartered stock savings bank formed solely to facilitate this transaction (hereinafter "Interim Association"), all of which are sometimes hereinafter collectively referred to as the "Constituent Corporations."

     WITNESSETH:

     WHEREAS, NASB has for many years operated as a financial institution with its principal office in Grandview, Missouri; and

     WHEREAS, Interim Association is a recently formed federally chartered stock savings bank with its principal office in Grandview, Missouri; and

     WHEREAS, the merger of NASB into Interim Association (both of which are hereinafter collectively referred to as the "Merging Savings Banks") will provide a means whereby all of the shares of the surviving savings bank (hereinafter sometimes referred to as the "Surviving Savings Bank") would be owned by Holding Company and whereby the shareholders of NASB would receive shares of Holding Company in exchange for their shares of NASB, thereby allowing the resulting organization to avail itself of the advantages of holding company/wholly-owned operating subsidiary status, as well as other advantages; and

     WHEREAS, the Boards of Directors of each of the Constituent Corporations, each by a unanimous vote of the entire Board, have determined that the proposed merger of NASB into Interim Association in such a manner whereby the Surviving Savings Bank would become a wholly-owned subsidiary of Holding Company would be in the best interests of their respective Constituent Corporation and its shareholders, and have, therefore, approved this Agreement and authorized its execution.

     NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and promises herein contained, it is hereby agreed by and among the Constituent Corporations as follows:

PRESENT STATUS OF CONSTITUENT CORPORATION

     Each of the Constituent Corporations represents to the others that the information set forth below currently reflects the current status of its capital structure and of the other matters represented.

     NASB was formed in 1927 as a Missouri Chartered Mutual Savings and Loan Association head-quartered in the Kansas City, and became a member of the Federal Home Loan Bank of Des Moines in 1940. In 1985, NASB converted from a Missouri Chartered Mutual Association to a Missouri Chartered Stock Association; and, in 1992, was converted from a state-chartered capital stock savings and loan association to a federally-chartered stock savings bank. NASB's present authorized capital consists of 12,500,000 shares of common stock, $1.00 par value per share, and 7,500,000 shares of serial preferred stock, $1.00 par value per share, of which, as of December 31, 1997, 2,239,672 shares of common stock were issued and outstanding and zero shares of serial preferred stock were issued and outstanding, making the total outstanding capital stock on NASB's books and records as of such date $2,239,672.00. As of December 31, 1997, NASB had additional paid-in capital of $9,314,608 and retained earnings of approximately $50,750,000.

Interim Association is being organized as an interim federal savings bank pursuant to the banking laws of the United States solely for the purposes of facilitating the transactions hereunder.


     Holding Company was incorporated pursuant to the general corporation laws of the State of Missouri. Its presently authorized capital consists of 3,000,000 shares of common stock, $1.00 par value per share. Holding Company is validly existing and in good standing under the laws of the State of Missouri. Holding Company has issued 50,000 shares of common stock to NASB as initial capital.

ACTIONS AFTER EXECUTION OF MERGER AGREEMENT

     As promptly as practicable following the execution of this Merger Agreement, the Constituent Corporations shall commence to take such actions as are reasonable and necessary to fulfill the undertakings, conditions and objectives of this Agreement. Each agrees to continue to diligently pursue these objectives until such time as the conditions precedent are fulfilled and the transactions contemplated hereunder are consummated, or until such time as it is reasonably determined that any of the conditions precedent set forth herein cannot be fulfilled and will not be waived by the party entitled to the benefit thereof, or this Merger Agreement is otherwise terminated as provided herein.

EFFECTIVE TIME OF MERGER

     At the Effective Time of the merger of NASB and Interim
Association, the separate existence of NASB shall cease and NASB shall be merged with and into Interim Association, which shall be deemed the "receiving savings bank" in the merger and which is otherwise referred to herein as the "Surviving Savings Bank."

     The merger of NASB and Interim Association shall be deemed effective when there are filed with the Office of Thrift Supervision, and with the Secretary of each of NASB and Interim Association, those documents and certificates required pursuant to the laws of the United
States.   The time when this merger is deemed effective shall be the
"Effective Time" of the merger for purposes of this Merger Agreement.

EFFECT OF MERGER

     As of the Effective Time, the Surviving Savings Bank shall, by operation of law and without other transfer, succeed to all and singular of the assets, capital, rights, privileges and franchises, and the rights, title and interests in and to all property of any kind whatsoever, whether real or personal, tangible or intangible, and things in action, and every right privilege, interest or asset of conceivable value or benefit then existing to which either of the Merging Savings Banks shall be entitled at law or in equity, and all of the foregoing shall be fully and finally and without any right of reversion transferred to and vested in the Surviving Savings Bank without further act or deed. The Surviving Savings Bank shall have and hold the same in its own corporate right as fully as the same was possessed and held by either of the Merging Savings Banks from which the rights were transferred by operation of the applicable provisions of the laws of the United States.

     The rights, obligations and relations of either of the Merging Savings Banks in respect to any person, creditor, or depositor shall remain unimpaired; and the Surviving Savings Bank shall, as of the Effective Time, succeed to all such relations, obligations, powers, and liabilities, and shall execute and perform all duties in relation thereof in the same manner as though it had itself assumed or been clothed with the relation, or had itself incurred the obligation or liability; and the liabilities and obligations to creditors of any of the Merging Savings Banks shall not be impaired by the merger; nor shall any obligation or liability of any stockholder of any of the Constituent Corporations be affected by the merger, but their obligations and liabilities shall continue as fully, and to the same extent, as existed before the merger.

     The Surviving Savings Bank shall be considered the same business and corporate entity us both of NASB and Interim Association. Any reference to either NASB or Interim Association in any writing, whether executed or taking effect before or after the Effective Time, shall be deemed a reference to the Surviving Savings Bank if not inconsistent with the other provisions of such writing.

THE SURVIVING SAVINGS BANK

     The name of the Surviving Savings Bank shall be "North American Savings Bank, F.S.B."

     The charter of the Surviving Savings Bank shall be the same as the charter of NASB as of the Effective Time unless and until amended by proper action of the stockholders of the Surviving Savings Bank. The main office of the Surviving Savings Bank shall be located at 12498 South 71 Highway, Grandview, Missouri 64030.

     The by-laws of the Surviving Savings Bank shall be the same as the by-laws of NASB as of the Effective
Time unless and until altered and amended by proper action of the Surviving Savings Bank.

     The officers and directors of the Surviving Savings Bank after the Effective Time shall be the same as the officers and directors of NASB immediately prior to the Effective Time.

CONVERSION AND EXCHANGE OF NASB SECURITIES AND HOLDING COMPANY
SECURITIES

     The manner in which the merger hereunder shall be effected with respect to the shareholders of NASB shall be as follows:

     All of the shares of the $1.00 par value common stock of NASB outstanding immediately prior to the Effective Time, shall be deemed canceled as of the Effective Time, and the holders of all such shares shall have no further rights to participate in any manner as a shareholder of the Surviving Savings Bank, including specifically, no right to participate in any dividend payments made by the Surviving Savings Bank after the Effective Time.

     Each holder of record of the $1.00 par value common stock of NASB immediately prior to the Effective Time shall be entitled to receive one share of $1.00 par value common stock of Holding Company for each share of common stock of NASB held by such holder of record, with the specific exception of those NASB shareholders who elect to exercise their appraisal rights in lieu of the receipt of Holding Company shares. Issuance of the Holding Company common stock due each such former NASB shareholder shall be made by Holding Company upon receipt of any and all certificates, duly endorsed, evidencing the shares of $
1.00 par value common stock of NASB that were canceled as of the Effective Time as aforesaid.

     Each holder of an option to purchase shares of NASB common stock shall be entitled to receive an option to purchase an equal number of common shares of Holding Company, and the option to purchase NASB common stock shall be deemed canceled.

     The shares of Holding Company common stock held by NASB immediately prior to the Effective Time shall be deemed canceled as of the Effective Time.

     Any amounts that are finally determined to be due to NASB shareholders pursuant to statutory appraisal rights effectively exercised by them shall be paid by Holding Company.

     In the event that any appraisal rights proceedings are not prosecuted to a conclusion, or are dismissed for any other reason--all without payment or any other action required to be taken by any of the Constituent Corporations--then, and in that event, the NASB shareholder initially exercising appraisal rights shall be entitled to receive one share of $1.00 par value common stock of Holding Company for each outstanding share of $ 1.00 par value common stock of NASB held of record by such shareholder as of the Effective Time, subject, however, to the provisions of the section hereof entitled "Conversion and Exchange of NASB Shares" with respect to payment of the amount due.


CONVERSION AND EXCHANGE OF INTERIM ASSOCIATION SHARES

     The manner in which the merger hereunder shall be effected with respect to the shareholders of Interim Association shall be as follows:

All of the shares of $ 1.00 par value common stock of Interim Bank held by the Holding Company as of the Effective Time shall be deemed canceled.

	The Holding Company shall receive 2,243,273 shares of $1.00 par value common stock of Surviving Savings Bank as of the Effective Time.

CAPITAL OF SURVIVING SAVINGS BANK

     At the Effective Time, the capital, paid in capital and retained earnings of the Surviving Savings Bank shall be equal to the capital, paid-in capital and retained earnings of NASB immediately prior to the Effective Time.

ACCOUNTING MATTERS

     The assets and liabilities of the Merging Savings Banks as of the Effective Time shall be taken up on the books of the Surviving Savings Bank at the amounts at which they shall be carried at that time on the books of the respective Merging Savings Banks with any appropriate adjustments as may be paid in accordance with generally accepted accounting principles.

     The undivided profits of the Surviving Savings Bank after the merger shall be available to be used for any legal purpose for which undivided profits may ordinarily be used.

LIABILITY FOR CASH PAYMENTS

     The Holding Company shall assume the liability of the Surviving Savings Bank to pay cash to shareholders who shall have duly elected to exercise their statutory appraisal rights. Any cash required to be paid pursuant to this Agreement may be paid by delivering to the person entitled to such payment a check of the Holding Company or other "next-day" funds, and no interest shall be payable on any cash required to be paid pursuant hereto, unless otherwise required by law.

CONDITIONS PRECEDENT

     The fulfillment of all of the conditions set forth below (or if modified, then the fulfillment as modified) or the waiver thereof (in the manner provided in the section hereof entitled "Waivers, Modifications") shall be required before any of the parties to this Merger Agreement shall be bound to consummate the transactions described herein.

     (a) 	The approval of this Merger Agreement and the transactions
hereunder shall have been certified by the Office of Thrift
Supervision, and the Merging Savings Banks shall have received the requisite approvals from their respective shareholders.

     (b)	The Constituent Corporations shall have received an opinion
from tax counsel or a certified public accountant, in form and substance satisfactory to the Constituent Corporations and their Counsel, with respect to the tax consequences of the transactions contemplated by this Merger
Agreement.

     (c)	Any and all registrations, qualifications, permits, and/or
licenses required under state and federal securities laws (to the extent applicable) in connection with the issuance of securities of the Surviving Savings Bank and Holding Company (if any) shall have been duly obtained.

     (d)	Any and all other actions, consents, or approvals,
governmental or otherwise, which in the opinion of Counsel for the Holding Company are necessary in order to complete the transactions contemplated by this Merger Agreement (including, without limitation, those things necessary to permit or enable the Surviving Savings Bank upon or after the merger to conduct any part or all of its business and activities in the manner in which such activities and business have been conducted by NASB up until the time of the merger) shall have been duly obtained.

     (e)	No material change in the corporate status, business,
operations, or financial conditions of any of the Constituent Corporations shall have occurred (other than changes in the ordinary course of business, and other than losses covered by insurance) which change is materially adverse to the transactions contemplated herein, taken as a whole; and no event or condition of any character shall have occurred or arisen since the date of execution hereof which shall materially and adversely affect the corporate status, businesses, operations or financial conditions of the Constituent Corporations, taken as a whole.

     (f)	None of the Boards of Directors of NASB, Interim Association
or Holding Company has determined that in its opinion it is unwise to proceed with the transactions contemplated hereby by virtue of. (a) the number of shares of capital stock of NASB not voted in favor of or voted against the merger, or in respect of which written notice is given purporting to dissent from the merger, or (b) the institution, or threat of institution, of any action, suit, proceeding, or claim relating to the proposed merger transaction; or (c) any other material reason based upon an informed analysis of the facts and circumstances at hand.

WAIVERS, MODIFICATIONS

     Any of the terms or conditions of this Agreement, unless specifically provided otherwise herein, may be modified or waived, at any time before the Effective Time, by the party which is, or the shareholders of which are, entitled to the benefit of such term or condition upon the authority of the Board of Directors of such party, provided that any such modification or waiver shall not, in the judgment of the Board of Directors any other affected party, substantially affect in a material or adverse way the benefits of such party or its shareholders intended under this Merger Agreement.

TERMINATION

     This Agreement and the transactions contemplated herein may be terminated prior to the Effective Time in any of the following manners:

	By mutual consent of the Boards of Directors of all of the Constituent Corporations.

By the Board of Directors of any one or more of the Constituent Corporations if the merger and other transactions contemplated hereunder shall not have been consummated within 180 days after the execution of this Agreement, unless such failure of consummation shall be due to the default of the party seeking to terminate; but no termination by any party in accordance with this subparagraph shall relieve any other party of any liability by reason of any default hereunder, or any misrepresentation, or breach of any warranty made herein, or pursuant hereto.

By the Board of Directors of NASB or the Board of Directors of Holding Company if either or both reasonably concludes that it is more likely than not that claims for appraisal and similar rights of stockholders of NASB will be asserted in respect of the merger by holders of more than ten percent (10%) of the outstanding capital stock of NASB (immediately prior to the Effective Time of the merger).

By the Board of Directors of any of the Constituent
Corporations if it determines that it is otherwise unwise to proceed for one of the reasons mentioned in subparagraph (f) of that section hereof entitled "Conditions Precedent."

By any party to this Agreement giving notice in writing to the other parties in the event that another party is deemed in Actual Default (as defined in the section hereof entitled "Actual
Default") under this Agreement.

ACTUAL DEFAULT

     In the event that any part7y hereto shall consider any other party to be in default or to have breached any of the terms of this Agreement, notice stating with particularity the manner in which such default is claimed shall be given in writing to the alleged defaulting or breaching party. In such event, the alleged defaulting or breaching party shall have twenty (20) days to cure such default or breach before being deemed in Actual Default under this Agreement.
The giving of any such notice shall not prevent the alleged defaulting party from establishing that, in fact, no breach or default did occur.

NOTICES

     Any notice required or permitted in connection with this Agreement shall be in writing. Any such notice may be transmitted by mailing the same by certified or registered mail, postage prepaid, and shall be deemed given on the day following the day deposited in the United States mail, postage prepaid. Such notices shall be addressed to:

North American Savings Bank, F.S.B., 12498 South 71 Highway,
Grandview, Missouri 64030 or such other place as its principal office may later be located;

NASB Interim Savings Bank, F.S.B., 12498 South 71 Highway,
Grandview, Missouri 64030 or such other place as its principal office may later be located;

NASB Financial, Inc., 12498 South 71 Highway, Grandview, Missouri
64030 or such other place as its principal office may later be located.

     Any such notice may also be given by personal delivery to the president or vice president of any party; and in such event, notice shall be deemed to have been given at the time of personal delivery.

GENERAL PROVISIONS

      Any and all representations, warranties, covenants, and agreements contained herein shall survive the consummation of the transactions contemplated hereunder.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     This Agreement shall be governed by and in accordance with the internal laws of the State of Missouri.

     This Agreement is the entire and only statement of the agreements and understandings of the parties. It supersedes any and all pre-existing agreements and understandings.

     This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval hereof by the shareholders, but, after any such approval, no amendment shall be made which changes the per share consideration to be received by the shareholders or which in any way materially adversely affects the rights of such shareholders, without the further approval of the shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     The section titles appearing herein are for convenience of reference only and shall not be construed to modify, limit, or define the text of this Agreement.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of such counterparts shall constitute but one and the same agreement.

     IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement to be executed by their duly authorized officers as of the 1st day of April 1998.


NASB:			  	  NORTH AMERICAN SAVINGS BANK, F.S.B.



				By: ____________________________________________


					ATTEST:


				By: ____________________________________________



INTERIM ASSOCIATION:		NASB INTERIM SAVINGS BANK, F.S.B.



				By: ____________________________________________


					ATTEST:


				By: ____________________________________________



HOLDING COMPANY:			NASB FINANCIAL, INC.



				By: ____________________________________________



					ATTEST:

				By: ____________________________________________